Exhibit 99.1

Itron Announces Record Quarterly Financial Results

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--October 27, 2010--Itron, Inc. (NASDAQ:ITRI) today reported financial results for its third quarter and nine months ended September 30, 2010. Highlights include:

  Record quarterly and nine month revenues of $576 million and $1.6 billion;
  Record quarterly and nine month non-GAAP diluted EPS of $1.06 and $3.06;
  Record nine month cash flow from operations and free cash flow of $167.1 million and $121.6 million;
  Record quarterly and nine month adjusted EBITDA of $89 million and $239 million;
  Twelve-month backlog of $958 million and total backlog of $1.7 billion; and
  Quarterly bookings of $528 million.

“Our growth this quarter has been driven by our smart solutions for electric, gas and water utilities. Itron’s investments and innovation are paying off with outstanding results,” said Malcolm Unsworth, president and CEO. “Our global backlog remains robust thanks to our balanced portfolio of products. We are excited about the potential for additional projects in North America and very pleased to see the continued momentum in Europe and other parts of the world towards the adoption of smart technologies.”

Operations Highlights:

Revenues:

Total Company - Total revenues of $576 million for the third quarter of 2010 and $1.6 billion for the first nine months of 2010 were 41% and 36% higher than respective 2009 revenues of $408 million and $1.2 billion.

North America - Revenues of $315 million for the third quarter and $862 million for the first nine months of 2010 were 130% and 105% higher than respective 2009 revenues of $137 million and $420 million. The increase in revenues in 2010 was primarily driven by higher shipments of smart meters and modules. During the third quarter of 2010, we shipped 1.3 million OpenWay units.

International - Revenues of $261 million for the third quarter of 2010 were $10 million, or 4%, lower than the comparable 2009 period revenues of $271 million. Although meter volumes were higher, revenues were lower due to changes in foreign exchange rates. Revenues of $783 million for the first nine months of 2010 were $8 million lower than the same period in 2009 with lower volumes due to economic conditions in certain markets.

Gross Margins:

Total Company - Gross margins of 32.0% for the third quarter and 31.6% for the first nine months of 2010 were comparable to 2009 gross margins of 31.7% and 32.4%.

North America – The gross margin of 35.5% for the quarter was higher than the 31.0% gross margin in the third quarter of 2009. The increase was due to manufacturing efficiency improvements resulting from higher volumes and cost reduction efforts. The gross margin for the first nine months of 2010 was 34.2% compared to 34.5% in the same period in 2009. An increase in compensation costs due to reinstating annual incentive plans in 2010 was offset by manufacturing efficiency improvements due to higher volumes and cost reduction efforts.

International - Gross margins of 27.8% for the quarter and 28.7% for the first nine months of 2010 were lower than 2009 gross margins of 32.1% and 31.3%. The decrease in margins was due primarily to increased warranty, facility consolidation and material costs.

Operating Expenses:

Total Company - Operating expenses of $123 million for the third quarter and $372 million for the first nine months of 2010 were higher than the 2009 periods of $120 million and $362 million.

North America - Operating expenses were $47 million for the third quarter and $139 million for the first nine months of 2010 compared with $44 million and $132 million for the same periods of 2009. The increase in operating expenses was primarily due to expenses in the current period associated with the reinstatement of annual incentive compensation plans in 2010 and higher sales and marketing and product development expenses. These increases were partially offset by a scheduled decrease in amortization of intangibles expense.

International - Operating expenses for the third quarter 2010 of $65 million were $5 million lower than $70 million in the third quarter of 2009. The decrease was due to foreign exchange rates and lower amortization of intangibles, partially offset by increases in other operating expenses. Operating expenses for the first nine months of 2010 were $201 million compared with $207 million for the same period of 2009. Decreases in operating expenses were due to decreased amortization of intangibles expense partially offset by increases in other operating expenses.

Corporate Unallocated - Corporate unallocated expenses were $11 million for the third quarter and $32 million for the first nine months of 2010 compared with $7 million and $23 million in the same periods of 2009. The increase in 2010 was primarily due to higher compensation expense.

Other Income/Expense:

Net Interest Expense – Net interest expense of $13 million for the third quarter and $42 million for the first nine months of 2010 compared with $20 million and $53 million for the same periods of 2009. Amortization of debt placement fees, which is included in net interest expense, was $1.4 million for the third quarter and $4.1 million for the first nine months of 2010 compared with $4.1 million and $6.2 million in the respective 2009 periods. Amortization of debt placement fees varies depending on the amount of debt repayments made in a given period. During the first nine months of 2010, we made approximately $107 million in debt repayments compared with $236 million in the same period of 2009.

Loss on Extinguishment of Debt – The results for the first nine months of 2009 included a $12.8 million net loss on the extinguishment of debt related to a convertible debt for common stock exchange. The difference in the value of the shares of Itron’s common stock issued under the exchange agreement and the value of the shares used to derive the amount payable under the original conversion agreement resulted in the net loss on extinguishment of debt.

Other Income/Expense – Other expense was $4.4 million in the third quarter of 2010 compared with $4.5 million in 2009. Other expense for the first nine months of 2010 was $5.4 million compared with $9.4 million in the 2009 period. The 2010 periods included lower foreign exchange losses than the 2009 periods. The foreign exchange losses were caused by fluctuations in exchange rates for material purchases and related product sales denominated in different currencies. Additionally, the 2009 periods included consulting and legal fees associated with an amendment to our senior debt agreement.

GAAP Measures:

GAAP Income Taxes – We had a tax expense of $14.7 million in the third quarter of 2010 compared with a benefit of $15.1 million in the third quarter of 2009. For the first nine months of 2010, we had a tax expense of $17.1 million compared with a benefit of $37.5 million in the same period of 2009. The 2010 year-to-date tax expense includes an $8.7 million tax benefit recorded in the first quarter which was due primarily to the receipt of a clean energy manufacturing tax credit and the reduction of tax reserves for certain foreign subsidiaries. The tax provision reflected in the first nine months of 2010 is derived from our estimated tax rate for the full year.

GAAP Net Income and Diluted EPS – Our GAAP net income and diluted EPS for the third quarter and first nine months of 2010 were $29.1 million, or 71 cents per share, and $82.8 million, or $2.02 per share. This compares with net losses of $3.0 million, or 7 cents per share, and $7.4 million, or 19 cents per share in the same periods in 2009. The increase in 2010 net income was primarily due to higher operating income in our North America segment.

Non-GAAP Measures:

Non-GAAP Operating Income – Non-GAAP operating income, which excludes amortization expense related to intangible assets, was $78.3 million, or 13.6% of revenues, in the third quarter and $198.6 million, or 12.1% of revenues, for the first nine months of 2010. This compares with $34.1 million, or 8.4% of revenues, and $102.5 million, or 8.5% of revenues, in the third quarter and first nine months of 2009. The increased operating income was primarily due to increased contribution from North America.

Non-GAAP Income Taxes – We had a non-GAAP tax rate of 32.7% for the third quarter and a rate of 23.2% for the first nine months of 2010. The rate for the first nine months includes the effect of a 4% tax benefit recorded in the first quarter of 2010 due primarily to the receipt of a clean energy manufacturing tax credit and the reduction of tax reserves for certain foreign subsidiaries. We had a non-GAAP tax benefit in the third quarter of 2009 and our year-to-date 2009 non-GAAP tax rate was 4.5%. The tax provision reflected in the first nine months of 2010 is derived from our estimated non-GAAP tax rate for the full year.

Non-GAAP Net Income and Diluted EPS – Non-GAAP net income, which excludes amortization expenses related to intangible assets, amortization of debt placement fees, the amortization of convertible debt discount, and the non-cash net loss associated with the convertible debt for stock exchange, was $43.5 million in the third quarter and $125.2 million for the first nine months of 2010. This compares with $18.2 million and $49.0 million in the 2009 periods. Non-GAAP diluted EPS was $1.06 and $3.06 in the third quarter and first nine months of 2010 compared with 45 cents and $1.28 in the same periods of 2009. Fully diluted shares outstanding for the first nine months of 2010 were 2.6 million shares higher than the same period in 2009 primarily due to the convertible debt for stock exchange in the first quarter of 2009 and the equity offering in the second quarter of 2009.

Other Financial Highlights:

Backlog and New Order Bookings: Total backlog was $1.7 billion at September 30, 2010 compared with $1.6 billion at September 30, 2009. Twelve month backlog of $958 million at September 30, 2010 was higher than the $749 million at September 30, 2009. New order bookings for the third quarter of 2010 were $528 million, compared with $400 million in the third quarter of 2009. Our book-to-bill ratios were .92 to 1 and .98 to 1 for the third quarter of 2010 and 2009, respectively.

Cash Flows from Operations and Financial Condition: Net cash provided by operating activities during the first nine months of 2010 was $167.1 million, compared with $87.1 million in the same period in 2009. Adjusted earnings before interest, taxes, depreciation, amortization and the non-cash net loss on the extinguishment of debt (adjusted EBITDA) in the third quarter of 2010 was $89 million compared with $41 million for the same period in 2009. Adjusted EBITDA for the first nine months of 2010 was $239 million compared with $131 million in the first nine months of 2009. Free cash flow for the first nine months of 2010 was $121.6 million compared with $49.1 million in the same period in 2009. Cash and equivalents were $148 million at September 30, 2010 compared with $122 million at December 31, 2009. The $215.7 million outstanding balance on our convertible senior subordinated notes is included in current portion of long term debt as of September 30, 2010 due to the combination of put, call and conversion options occurring within the next 12 months.

Non-GAAP Financial Information:

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income and diluted EPS, adjusted EBITDA, and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent costs, particularly those associated with acquisitions. We exclude certain infrequent costs, particularly those associated with acquisitions, in our non-GAAP financial measures as we believe the net result is a measure of our core business. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Finally, our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Earnings Conference Call:

Itron will host a conference call to discuss the financial results contained in this release at 2:00 p.m. (PDT) on October 27, 2010. The call will be webcast in a listen only mode and can be accessed online at www.itron.com, “Investors/Investor Events.” The live webcast will begin at 2:00 p.m. (PDT). The webcast replay will begin after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing (888) 203-1112 (Domestic) or (719) 457-0820 (International), entering passcode #4037712. You may also view presentation materials related to the earnings call on Itron’s website at www.itron.com under Investors / Presentations.

About Itron:

At Itron, we’re dedicated to delivering end-to-end smart grid and smart distribution solutions to electric, gas and water utilities around the globe. Our company is the world’s leading provider of smart metering, data collection and utility software systems, with nearly 8,000 utilities worldwide relying on our technology to optimize the delivery and use of energy and water. Our offerings include electricity, gas, water and heat meters; network communication technology; collection systems and related software applications; and professional services. To realize your smarter energy and water future, start here: www.itron.com.

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenues	$575,968	$408,358	$1,644,708	$1,210,624
Cost of revenues	391,761	278,879	1,125,282	818,452
Gross profit	184,207	129,479	519,426	392,172

Operating expenses
Sales and marketing	41,197	37,669	123,708	112,569
Product development	34,038	31,077	100,100	93,044
General and administrative	30,710	26,606	97,052	84,097
Amortization of intangible assets	16,882	25,121	51,459	72,788
Total operating expenses	122,827	120,473	372,319	362,498

Operating income	61,380	9,006	147,107	29,674
Other income (expense)
Interest income	166	(45)	444	971
Interest expense	(13,328)	(20,075)	(42,216)	(53,319)
Loss on extinguishment of debt, net	-	(2,460)	-	(12,800)
Other income (expense), net	(4,423)	(4,534)	(5,440)	(9,445)
Total other income (expense)	(17,585)	(27,114)	(47,212)	(74,593)

Income (loss) before income taxes	43,795	(18,108)	99,895	(44,919)
Income tax (provision) benefit	(14,687)	15,146	(17,100)	37,517
Net income (loss)	$29,108	$(2,962)	$82,795	$(7,402)

Earnings (loss) per common share-Basic	$0.72	$(0.07)	$2.05	$(0.19)
Earnings (loss) per common share-Diluted	$0.71	$(0.07)	$2.02	$(0.19)

Weighted average common shares outstanding-Basic	40,400	40,039	40,307	38,003
Weighted average common shares outstanding-Diluted	40,828	40,039	40,950	38,003

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues
Itron North America	$315,335	$137,351	$861,607	$419,658
Itron International	260,633	271,007	783,101	790,966
Total Company	$575,968	$408,358	$1,644,708	$1,210,624

Gross profit
Itron North America	$111,858	$42,524	$294,880	$144,737
Itron International	72,349	86,955	224,546	247,435
Total Company	$184,207	$129,479	$519,426	$392,172

Operating income (loss)
Itron North America	$64,581	$(1,188)	$155,892	$12,459
Itron International	7,652	17,319	23,314	40,018
Corporate unallocated	(10,853)	(7,125)	(32,099)	(22,803)
Total Company	$61,380	$9,006	$147,107	$29,674

METER AND MODULE SUMMARY
(Units in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Total meters (with and without AMR/AMI)
Itron North America
Electricity	1,800	740	4,990	2,340
Gas	160	90	420	260
Itron International
Electricity	2,020	1,890	5,590	5,670
Gas	940	1,160	2,940	3,880
Water	2,290	1,960	6,960	6,540
Total meters	7,210	5,840	20,900	18,690

Additional meter information (Total Company)
Meters with AMR	1,110	670	2,830	2,200
Meters with AMI	1,130	120	2,990	220
Standalone AMR/AMI modules	1,620	850	4,410	2,860
Meters with AMR/AMI and modules	3,860	1,640	10,230	5,280

Meters with other vendors' AMR/AMI	130	160	390	470

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	September 30, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$148,114	$121,893
Accounts receivable, net	383,814	337,948
Inventories	225,765	170,084
Deferred tax assets current, net	22,965	20,762
Other current assets	72,371	75,229
Total current assets	853,029	725,916

Property, plant, and equipment, net	302,306	318,217
Prepaid debt fees	5,704	8,628
Deferred tax assets noncurrent, net	49,612	89,932
Other noncurrent assets	16,298	18,117
Intangible assets, net	315,756	388,212
Goodwill	1,236,583	1,305,599
Total assets	$2,779,288	$2,854,621

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$238,095	$219,255
Other current liabilities	59,806	64,583
Wages and benefits payable	96,713	71,592
Taxes payable	22,879	14,377
Current portion of debt	226,246	10,871
Current portion of warranty	28,232	20,941
Unearned revenue	30,749	40,140
Deferred tax liabilities current, net	1,669	1,625
Total current liabilities	704,389	443,384

Long-term debt	436,704	770,893
Long-term warranty	24,993	12,932
Pension plan benefits	60,013	63,040
Deferred tax liabilities noncurrent, net	52,128	80,695
Other long-term obligations	68,417	83,163
Total liabilities	1,346,644	1,454,107

Commitments and contingencies

Shareholders' equity
Preferred stock	-	-
Common stock	1,321,287	1,299,134
Accumulated other comprehensive income (loss), net	(1,688)	71,130
Retained earnings	113,045	30,250
Total shareholders' equity	1,432,644	1,400,514
Total liabilities and shareholders' equity	$2,779,288	$2,854,621

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2010	2009

Operating activities
Net income (loss)	$82,795	$(7,402)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	97,184	113,812
Stock-based compensation	14,222	13,467
Amortization of prepaid debt fees	4,219	6,384
Amortization of convertible debt discount	7,505	7,262
Loss on extinguishment of debt, net	-	9,960
Deferred taxes, net	711	(51,341)
Other adjustments, net	4,008	1,768
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(53,770)	11,608
Inventories	(57,698)	(4,211)
Accounts payables, other current liabilities, and taxes payable	38,139	(2,473)
Wages and benefits payable	26,799	(10,404)
Unearned revenue	(8,564)	9,272
Warranty	16,087	(5,735)
Other operating, net	(4,521)	(4,880)
Net cash provided by operating activities	167,116	87,087

Investing activities
Acquisitions of property, plant, and equipment	(45,507)	(38,023)
Business acquisitions & contingent consideration, net of cash equivalents acquired	-	(1,317)
Other investing, net	5,412	4,101
Net cash used in investing activities	(40,095)	(35,239)

Financing activities
Payments on debt	(106,524)	(236,495)
Issuance of common stock	7,931	165,235
Prepaid debt fees	(1,347)	(3,936)
Other financing, net	(983)	(1,309)
Net cash used in financing activities	(100,923)	(76,505)

Effect of foreign exchange rate changes on cash and cash equivalents	123	4,988
Increase (decrease) in cash and cash equivalents	26,221	(19,669)
Cash and cash equivalents at beginning of period	121,893	144,390
Cash and cash equivalents at end of period	$148,114	$124,721

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Non-GAAP operating income:
GAAP operating income	$61,380	$9,006	$147,107	$29,674
Amortization of intangible assets	16,882	25,121	51,459	72,788
Non-GAAP operating income	$78,262	$34,127	$198,566	$102,462

Non-GAAP net income:
GAAP net income (loss)	$29,108	$(2,962)	$82,795	$(7,402)
Amortization of intangible assets	16,882	25,121	51,459	72,788
Amortization of debt placement fees	1,404	4,053	4,063	6,214
Amortization of convertible debt discount	2,547	2,367	7,504	7,262
Loss on extinguishment of debt, net	-	-	-	9,960
Income tax effect of non-GAAP adjustments	(6,467)	(10,378)	(20,616)	(39,831)
Non-GAAP net income	$43,474	$18,201	$125,205	$48,991

Non-GAAP diluted EPS	$1.06	$0.45	$3.06	$1.28

Weighted average common shares outstanding - Diluted	40,828	40,456	40,950	38,387

Adjusted EBITDA:
GAAP net income (loss)	$29,108	$(2,962)	$82,795	$(7,402)
Interest income	(166)	45	(444)	(971)
Interest expense	13,328	20,075	42,216	53,319
Income tax (benefit) provision	14,687	(15,146)	17,100	(37,517)
Depreciation and amortization	32,113	39,405	97,184	113,812
Loss on extinguishment of debt, net	-	-	-	9,960
Adjusted EBITDA	$89,070	$41,417	$238,851	$131,201

Free Cash Flow:
Net cash provided by operating activities	$50,030	$19,734	$167,116	$87,087
Acquisitions of property, plant, and equipment	(17,791)	(10,219)	(45,507)	(38,023)
Free Cash Flow	$32,239	$9,515	$121,609	$49,064

CONTACT:
Itron
Ranny Dwiggins
Vice President, Investor Relations
509-891-3443
ranny.dwiggins@itron.com